Exhibit 99.2

Supplemental Information to the Company’s press release dated February 3, 2011

The following table represents a theoretical model of how our exclusive distribution agreement with Zimmer Dental Inc., dated as of September 3, 2010 and effective as of September 30, 2010, is structured based on an end user price of $100. It does not represent any past results nor constitute a forecast of future results under the new exclusive distribution agreement or the prior marketing, distribution and licensing agreements among the parties and their respective affiliated entities, which were superseded and replaced by the new exclusive distribution agreement as of the effective date. Any actual results may differ substantially from the model presented here.

	Old Agreement		New Agreement*
	$	% Revenue	$	% Revenue
Revenue:
Product	$100	100%	$51	87	%(1)
Deferral Recognition	—	0%	8	13	%(2)

Total Revenue	100	100%	58	100%
Cost of Sales	44	44%	44	75%

Gross Margin	56	56%	14	25%

Operating Expense:
Commissions	42	42%	—	0	%(3)
Other Support Costs	5	5%	1	2	%(4)

Total Operating Expense	47	47%	1	2%

Operating Income	$10	10%	$13	23%

(1)	US Revenue at transfer prices vs. end user price
(2)	Recognition of deferred revenue related to esimated exclusivity payments recognized at a rate of approximately 15% of product revenue over the 10 year life of the contract
(3)	Commissions no longer paid to Zimmer under the new agreement
(4)	Reduction in Other Support Costs related to credit card fees and product support
*	New Agreement with Zimmer effective 9/30/2010 with a term of 10 years